UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2012

SoundBite Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33790	04-3520763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Crosby Drive Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 897-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

At a meeting held on July 26, 2012, our board of directors elected Jill D. Smith to serve as one of our Class III directors, with a term expiring at our annual meeting of stockholders to be held in 2013. Ms. Smith succeeded Eric R. Giler, who notified us of his resignation as a Class III director effective as of July 25, 2012. At the meeting, the board appointed Ms. Smith to succeed Vernon Lobo as Chair of the board’s Nominating and Corporate Governance Committee and appointed Mr. Lobo to succeed Mr. Giler as Chair of the board’s Compensation Committee.

Ms. Smith served as Chairman of the Board of Directors and the President and Chief Executive Officer of DigitalGlobe, Inc., a provider of satellite information products and services to commercial and government customers globally, from 2005 to April 2011. Prior to joining DigitalGlobe, Ms. Smith served as: President and Chief Executive Officer of Gomez, Inc., a provider of on-demand web application experience management solutions, in 2005; President and Chief Executive Officer of eDial Inc., a provider of conferencing and collaboration solutions, from 2001 to 2005; Chief Operating Officer of Micron Electronics, Inc., a direct PC manufacturer and marketer, from 1998 to 2000; co-founder and Managing Director of Treacy & Company, LLC, a boutique consulting and investment firm, from 1995 to 1998; and Chief Executive Officer of SRDS, L.P., a privately held publishing company, from 1994 to 1995. Ms. Smith is a director of Elster Group SE, a provider of gas, electricity and water meters and related communications, networking and software solutions. She received a Bachelor of Arts in Business Studies from London Guildhall University and a Master of Science in Business Administration from the MIT Sloan School of Management. She is 53 years old.

In considering Ms. Smith for nomination to the board of directors, the board noted her extensive operating experience in technology and other industries, including serving as chief executive officer of successful companies ranging from start-ups to a publicly traded enterprise. The board believes Ms. Smith’s deep understanding of the administrative and operational requirements of technology companies and her experience in building growth companies will make her an extremely valuable board member.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of August 1, 2012.

SOUNDBITE COMMUNICATIONS, INC.

By:	/s/ Robert C. Leahy
Robert C. Leahy
Chief Operating Officer and Chief Financial Officer

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